State of Delaware Secretary of State Division of Corporations Delivered 08:08 PM 09/29/2005 FILED 08:08 PM 09/29/2005 SRV 050801392 - 2363011 FILE

CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
FIRST LOOK MEDIA, INC.

Pursuant to Section 242 of the General Corporation Law of Delaware. the undersigned Chief Executive Officer of First Look Media, Inc. (the “Corporation”) does hereby certify:

           FIRST: The name of the Corporation is First Look Media, Inc.

           SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended by amending Article FIRST to read as follows: The name of the Corporation is First Look Studios, Inc. and by deleting the first sentence of Article FOURTH and by substituting the following new first sentence to Article FOURTH in lieu thereof:

“FOURTH. The aggregate number of shares of capital stock of the Corporation (referred to herein as “Shares”) that the Corporation shall have authority to issue is 85 million Shares, of which 75 million will be common stock having a par value of $0.001 per share (the “Common Stock”) and 10 million will be series preferred stock having a par value of $0.001 per share (the “Series Preferred Stock”).

           THIRD: Reference is made to the Senior Secured Convertible Note of the Corporation issued to PFLM LLC (“Note”) pursuant to the Loan Purchase Agreement by and between the Corporation and PFLM LLC dated July 28, 2005 (“Loan Purchase Agreement”). Pursuant to the provisions of Section 221 of the General Corporation Law of Delaware, PFLM LLC, as holder of the Note (“Noteholder”), is granted the power to vote in respect to the corporate affairs and management of the Corporation as follows: Except as otherwise required by law or as provided herein, the Noteholder shall be entitled to vote on all matters submitted to the stockholders of the Corporation for a vote, and shall be entitled to that number of votes equal to the number of shares of Common Stock into which the Note, and all or any portion of accrued and unpaid Interest thereon, is convertible pursuant to the terms thereof on the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited; provided, however, that, solely for purposes of determining the number of votes to which the Noteholder is entitled, the price per share at which the Note, and all or any portion of accrued and unpaid Interest, may be converted shall be deemed to be $1.11; provided, further, that if the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the deemed conversion price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in the event the outstanding shares of Common Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the deemed conversion price in effect immediately prior to such combination shall be proportionately increased. The Noteholder shall be deemed to be a stockholder, and its Note shall be deemed to be shares of stock, for the purpose of any provision of the Delaware General Corporation Law that requires the vote of stockholders as a prerequisite to any corporate action. Except as expressly otherwise provided herein or as required by law, the Noteholder shall vote together with the holders of shares of the Corporation’s Common Stock as a single class on all matters. The Noteholder shall be entitled to notice of all stockholders’ meetings in accordance with the Corporation’s by-laws and the General Corporation Law of the State of Delaware.

           FOURTH: The foregoing amendment to the Restated Certificate of Incorporation was duly approved by the Corporation’s Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereafter was duly approved by the written consent of the shareholders holding at least a majority of the combined voting power of the outstanding voting stock of the corporation in accordance with the provisions of the Restated Certificate of Incorporation and Sections 228 and 242 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 28 day of September, 2006.

/s/ Henry Winterstern HENRY WINTERSTERN Chief Executive Officer